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                                                                      Exhibit 3


Goldman, Sachs & Co. oHG
MesseTurm
Friedrich-Ebert-Anlage 49
D-60308 Frankfurt am Main
Germany

iXOS Software AG
Technopark Meukeferloh
Bretonischer Ring 12
D-85630 Grasbrunn/Munchen
Germany


Ladies and Gentlemen:

     The undersigned officer, director or beneficial owner of securities of iXOS Software AG, a stock corporation organised under the laws of the Federal Republic of Germany (the "Company"), understands that the Company is engaged in the preparation of a global offering (the "Offering") of bearer ordinary shares, no par value (the "Shares"), underwritten pursuant to a global underwriting agreement (the "Underwriting Agreement") by Goldman, Sachs & Co. oHG, as global coordinator (the "Global Coordinator"), and the several other underwriters named therein (collectively with the Global Coordinator, the "Underwriters").

     The undersigned recognises that it is in the best financial interest of the undersigned, as an officer, director or beneficial owner of securities of the Company, that the Company complete the Offering, and you have requested this agreement to facilitate the Offering.

     In connection therewith, the undersigned hereby agrees that during the period beginning on the date of and continuing to and including the date six months after the pricing of the Offering, the undersigned will not (i) offer, sell, contract to sell or otherwise dispose of, or enter into any transaction (including a derivative transaction) having an economic effect similar to that of a sale of, any Shares or any other securities of the Company which are substantially similar to the Shares or which are convertible or exchangeable into, or which represent the right to receive, Shares or securities which are substantially similar to the Shares, except as provided hereunder, or (ii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by clause (i) of this sentence, except for the Shares offered in connection with the Offering.

     The undersigned further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which is constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of the Shares to facilitate the sale or resale of the Share.

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     Notwithstanding for foregoing restrictions on transfer, the undersigned shall be permitted to make transfers with the prior written consent of the Global Coordinator or pursuant to the Underwriting Agreement.

     This agreement shall terminate six months after the pricing of the Offering or if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for the delivery of the shares thereunder or if the Offering is not completed by December 31, 1998. The Global Coordinator and the Company will send written confirmation to the undersigned when this agreement has terminated.


                                             Sincerely yours,



                                             By:    ____________________________
                                                    (Signature)

                                             Name:  ____________________________
                                                    (Print)

Date signed: ___________________ 1998        Title: ____________________________